Exhibit 10.5

Pinnacle Bankshares Corporation

Directors’ Annual Compensation

As of March 31, 2009

Amount
Annual Retainer

Service as Director for the Company	$2,000
Service as Director for the Bank	$4,000

Additional Retainer for Chair of Audit Committee	$1,500

Additional Retainer for Chair of Compensation Committee	$1,000

Meeting Fees (Non-Employee Directors)

Committee Meetings for the Company	$250 per meeting
Committee Meetings for the Bank	$250 per meeting